Intrepid Potash Announces First Quarter 2017 Results

DENVER, May 2, 2017 - Intrepid Potash, Inc. (Intrepid) (NYSE:IPI) today reported its results for the first quarter ended March 31, 2017.

First Quarter Results

•	Completion of an underwritten public offering of common stock, generating net proceeds of $57.5 million.

•	Continued principal reduction on existing senior notes; total reduction of $61.0 million since September 30, 2016.

•	Potash segment gross margin of $2.3 million, driven by previous transition to lower-cost solar production and higher average net realized sales prices[1] as compared to the first quarter of 2016.

•	Expansion of global Trio® footprint, leading to highest quarterly sales volume since the first quarter of 2008.

•	Trio® segment gross deficit of $5.2 million was pressured by lower average net realized sales prices and $3.8 million in lower-of-cost-or-market adjustments.

•	Continued progress in by-product and water marketing.

•	Net loss of $13.7 million, or $0.17 per share, compared with net loss of $18.4 million, or $0.24 per share, in the first quarter of 2016.

"Our transition to lower-cost solar potash production and Trio®-only production at our East facility is beginning to show the promise we envisioned last year," said Bob Jornayvaz, Intrepid's Executive Chairman, President and CEO. "Solar-only potash production improved our potash margins, and Trio® sales volumes reflected our work to expand our presence in the international market. We continue to make progress in our water marketing and expect water sales to provide meaningful cash flow as the year continues."

Jornayvaz continued, "The success of our public equity offering has put Intrepid in a stronger financial position and we have completed our review of strategic alternatives. We are now focused on optimizing our operations, diversifying our income through increased by-product and water sales, and improving our overall cost profile as we work through challenges in the international Trio® market."

Segment Highlights

Potash

	Three Months Ended March 31,
	2017	2016
	(in thousands, except per ton data)
Potash sales	$27,220	$53,695
Potash gross margin (deficit)	$2,328	$(11,955)

Potash production volume (in tons)	118	215
Potash sales volume (in tons)	101	218

Average potash net realized sales price per ton(1)	$240	$216

Potash production decreased 45% compared to the first quarter of 2016, primarily as a result of the elimination of high-cost production from Intrepid's underground West and East facilities. Intrepid expects to produce potash from its solar solution mines until midway through the second quarter, at which time those facilities will begin the summer evaporation period that typically extends to mid-August. Due primarily to the reduced production profile, sales volumes decreased 54% compared to the first quarter of 2016. Average potash net realized sales price per ton increased 11% compared to the first quarter of 2016, as reduced volumes enabled Intrepid to focus its sales into higher margin locations and markets.

During the first quarter of 2017, the potash segment generated a gross margin of $2.3 million, a $14.3 million increase compared to the year-ago comparable period. This increase was a result of no lower-of-cost-or-market adjustments in the first quarter of 2017, the improved cost profile of solar-only production, and an increase in average net realized sales price per ton.

Trio®

	Three Months Ended March 31,
	2017	2016
	(in thousands, except per ton data)
Trio® sales	$21,112	$19,582
Trio® gross (deficit) margin	$(5,184)	$2,802

Trio® production volume (in tons)	71	44
Trio® sales volume (in tons)	76	50

Average Trio® net realized sales price per ton(1)	$202	$316

Trio® production increased 61% compared to the first quarter of 2016 as a result of the transition to Trio®-only production at Intrepid's East facility. Trio® sales volumes increased 52% compared to the first quarter of 2016, primarily as a result of the increase in international sales. Average net realized sales price per ton declined 36% compared with the same period in 2016, due to domestic price decreases announced in the second half of 2016 and an increase in international sales, which had lower average net realized sales prices.

The Trio® segment generated a gross deficit in the quarter, driven by a lower average net realized sale price per ton and lower-of-cost-or-market adjustments totaling $3.8 million. Intrepid plans to continue its practice of matching production to expected sales.

Liquidity

Cash and cash equivalents were $20.8 million at the end of the first quarter of 2017, up from $4.5 million as of December 31, 2016. During the first quarter, Intrepid repaid $46.0 million in outstanding senior note principal utilizing proceeds from its equity offering and an asset sale. As of March 31, 2017, Intrepid had $89.0 million of senior notes outstanding and $25.5 million available for borrowing under its asset-backed credit facility.

Notes

1 Average net realized sales price per ton is a non-GAAP financial measure. See the non-GAAP reconciliations set forth later in this press release for additional information.

Unless expressly stated otherwise or the context otherwise requires, references to tons in this press release refer to short tons. One short ton equals 2,000 pounds. One metric tonne, which many international competitors use, equals 1,000 kilograms or 2,204.62 pounds.

Conference Call Information

A teleconference to discuss the quarter is scheduled for May 2, 2017, at 10:00 a.m. ET. The dial-in number is 800-319-4610 for U.S. and Canada, and is +1-631-891-4304 for other countries. The call will also be streamed on the Intrepid website, www.intrepidpotash.com.

An audio recording of the conference call will be available through June 2, 2017, at www.intrepidpotash.com and by dialing 800-319-6413 for U.S. and Canada, or +1-631-883-6842 for other countries. The replay will require the input of the conference identification number 1333.

About Intrepid

Intrepid Potash (NYSE:IPI) is the only U.S. producer of muriate of potash. Potash is applied as an essential nutrient for healthy crop development, utilized in several industrial applications and used as an ingredient in animal feed. Intrepid also produces a specialty fertilizer, Trio®, which delivers three key nutrients, potassium, magnesium, and sulfate, in a single particle.

Intrepid serves diverse customers in markets where a logistical advantage exists; and is a leader in the utilization of solar evaporation production, one of the lowest cost, environmentally friendly production methods for potash. Intrepid's production comes from three solar solution potash facilities and one conventional underground Trio® mine.

Intrepid routinely posts important information, including information about upcoming investor presentations and press releases, on its website under the Investor Relations tab. Investors and other interested parties are encouraged to enroll on the Intrepid website, www.intrepidpotash.com to receive automatic email alerts or Really Simple Syndication (RSS) feeds regarding new postings.

Forward-looking Statements

This document contains forward-looking statements - that is, statements about future, not past, events. The forward-looking statements in this document relate to, among other things, statements about the Company's future financial performance, production costs, and operating plans, and its market outlook. These statements are based on assumptions that the Company believes are reasonable. Forward-looking statements by their nature address matters that are uncertain. The particular uncertainties that could cause Intrepid's actual results to be materially different from its forward-looking statements include the following:

•	the Company's ability to expand Trio® sales internationally and manage risks associated with international sales, including pricing pressure;

•	the Company's ability to successfully identify and implement any opportunities to expand operations to include more by-products and non-potassium related products;

•
the Company's ability to successfully execute on its plans to transition the Company's sales model after the idling of the West facility and the transitioning of the East facility to Trio®-only production;

•	the Company's ability to comply with the revised terms of its senior notes and its revolving credit facility, including the covenants in each agreement, to avoid a default under those agreements;

•	changes in the price, demand, or supply of potash or Trio®;

•	the costs of, and the Company's ability to successfully construct, commission, and execute, any strategic projects;

•	declines or changes in agricultural production or fertilizer application rates;

•	further write-downs of the carrying value of assets, including inventories;

•
circumstances that disrupt or limit production, including operational difficulties or variances, geological or geotechnical variances, equipment failures, environmental hazards, and other unexpected events or problems;

•	changes in reserve estimates;

•	currency fluctuations;

•	adverse changes in economic conditions or credit markets;

•	the impact of governmental regulations, including environmental and mining regulations, the enforcement of those regulations, and governmental policy changes;

•	adverse weather events, including events affecting precipitation and evaporation rates at the Company's solar solution mines;

•	increased labor costs or difficulties in hiring and retaining qualified employees and contractors, including workers with mining, mineral processing, or construction expertise;

•	changes in the prices of raw materials, including chemicals, natural gas, and power;

•	the Company's ability to obtain and maintain any necessary governmental permits or leases relating to current or future operations;

•	declines in the use of potash products by oil and gas companies in their drilling operations;

•	interruptions in rail or truck transportation services, or fluctuations in the costs of these services;

•	the Company's inability to fund necessary capital investments; and

•
the other risks, uncertainties, and assumptions described in the Company's periodic filings with the Securities and Exchange Commission, including in "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2016.

In addition, new risks emerge from time to time. It is not possible for the Company to predict all risks that may cause actual results to differ materially from those contained in any forward-looking statements the Company may make.

All information in this document speaks as of the date of this release. New information or events after that date may cause our forward-looking statements in this document to change. We undertake no duty to update or revise publicly any forward-looking statements to conform the statements to actual results or to reflect new information or future events.

Contact:
Matt Preston, Investor Relations
Phone: 303-996-3048
Email: matt.preston@intrepidpotash.com

INTREPID POTASH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
FOR THE THREE MONTHS ENDED MARCH 31, 2017 AND 2016
(In thousands, except share and per share amounts)

	Three Months Ended March 31,
	2017	2016
Sales	$48,332	$73,277
Less:
Freight costs	8,721	10,332
Warehousing and handling costs	2,770	2,664
Cost of goods sold	35,873	59,777
Lower-of-cost-or-market inventory adjustments	3,824	9,007
Costs associated with abnormal production	—	650
Gross Deficit	(2,856)	(9,153)

Selling and administrative	4,404	6,570
Accretion of asset retirement obligation	389	442
Restructuring expense	—	400
Care and maintenance expense	692	—
Other operating expense (income)	1,650	(104)
Operating Loss	(9,991)	(16,461)

Other Income (Expense)
Interest expense, net	(4,421)	(2,229)
Interest income	3	123
Other income	736	142
Loss Before Income Taxes	(13,673)	(18,425)

Income Tax Expense	(5)	(2)
Net Loss	$(13,678)	$(18,427)

Weighted Average Shares Outstanding:
Basic	81,992,071	75,756,535
Diluted	81,992,071	75,756,535
Loss Per Share:
Basic	$(0.17)	$(0.24)
Diluted	$(0.17)	$(0.24)

INTREPID POTASH, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
AS OF MARCH 31, 2017 AND DECEMBER 31, 2016
(In thousands, except share and per share amounts)

	March 31,	December 31,
	2017	2016
ASSETS
Cash and cash equivalents	$20,770	$4,464
Accounts receivable:
Trade, net	19,119	10,343
Other receivables, net	892	492
Refundable income taxes	1,384	1,379
Inventory, net	86,194	94,355
Prepaid expenses and other current assets	8,317	12,710
Total current assets	136,676	123,743

Property, plant, equipment, and mineral properties, net	374,293	388,490
Long-term parts inventory, net	23,731	21,037
Other assets, net	4,381	7,631
Total Assets	$539,081	$540,901

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable:
Trade	$8,981	$10,210
Related parties	28	31
Accrued liabilities	10,742	8,690
Accrued employee compensation and benefits	2,762	4,225
Other current liabilities	145	964
Total current liabilities	22,658	24,120

Long-term debt, net	88,017	133,434
Asset retirement obligation	20,365	19,976
Total Liabilities	131,040	177,530

Commitments and Contingencies
Common stock, $0.001 par value; 400,000,000 shares authorized;
and 125,995,330 and 75,839,998 shares outstanding
at March 31, 2017, and December 31, 2016, respectively	126	76
Additional paid-in capital	642,071	583,653
Retained deficit	(234,156)	(220,358)
Total Stockholders' Equity	408,041	363,371
Total Liabilities and Stockholders' Equity	$539,081	$540,901

INTREPID POTASH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE THREE MONTHS ENDED MARCH 31, 2017 AND 2016
(In thousands)

	Three Months Ended March 31,
	2017	2016
Cash Flows from Operating Activities:
Net loss	$(13,678)	$(18,427)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation, depletion, and accretion	9,323	14,368
Amortization of deferred financing costs	821	783
Stock-based compensation	989	1,046
Lower-of-cost-or-market inventory adjustments	3,824	9,007
Loss (gain) on disposal of assets	1,559	(15)
Allowance for parts inventory obsolescence	—	532
Other	3,006	258
Changes in operating assets and liabilities:
Trade accounts receivable, net	(8,776)	(14,689)
Other receivables, net	(399)	(191)
Refundable income taxes	(5)	40
Inventory, net	1,643	(7,745)
Prepaid expenses and other current assets	4,393	7,303
Accounts payable, accrued liabilities, and accrued employee compensation and benefits	(65)	6,596
Other liabilities	(819)	40
Net cash provided by (used in) operating activities	1,816	(1,094)

Cash Flows from Investing Activities:
Additions to property, plant, equipment, and mineral properties	(2,423)	(6,018)
Proceeds from sale of property, plant, equipment, and mineral properties	5,553	—
Proceeds from sale of investments	1	23,634
Net cash provided by investing activities	3,131	17,616

Cash Flows from Financing Activities:
Issuance of common stock, net of transaction costs	57,468	—
Repayments of long-term debt	(46,000)	—
Debt issuance costs	—	(1,235)
Employee tax withholding paid for restricted stock upon vesting	(109)	(172)
Net cash provided by (used in) financing activities	11,359	(1,407)

Net Change in Cash and Cash Equivalents	16,306	15,115
Cash and Cash Equivalents, beginning of period	4,464	9,307
Cash and Cash Equivalents, end of period	$20,770	$24,422

Supplemental disclosure of cash flow information
Net cash paid (refunded) during the period for:
Interest	$2,467	$134
Income taxes	$10	$(38)
Accrued purchases for property, plant, equipment, and mineral properties	$214	$2,004

INTREPID POTASH, INC.
SELECTED OPERATING AND SEGMENT DATA (UNAUDITED)
FOR THE THREE MONTHS ENDED MARCH 31, 2017 AND 2016

	Three Months Ended March 31,
	2017	2016
Production volume (in thousands of tons):
Potash	118	215
Langbeinite	71	44
Sales volume (in thousands of tons):
Potash	101	218
Trio®	76	50

Average net realized sales price per ton (1)
Potash	$240	$216
Trio®	$202	$316

Three Months Ended March 31, 2017 (in thousands):	Potash	Trio®	Corporate	Consolidated
Sales	$27,220	$21,112	$—	$48,332
Less: Freight costs	2,959	5,762	—	8,721
Warehousing and handling costs	1,512	1,258	—	2,770
Cost of goods sold	20,421	15,452	—	35,873
Lower-of-cost-or-market inventory adjustments	—	3,824	—	3,824
Gross Margin (Deficit)	$2,328	$(5,184)	$—	$(2,856)
Depreciation, depletion and amortization incurred(2)	$7,563	$1,699	$61	$9,323

Three Months Ended March 31, 2016 (in thousands):	Potash	Trio®	Corporate	Consolidated
Sales	$53,695	$19,582	$—	$73,277
Less: Freight costs	6,551	3,781	—	10,332
Warehousing and handling costs	2,154	510	—	2,664
Cost of goods sold	47,288	12,489	—	59,777
Lower-of-cost-or-market inventory adjustments	9,007	—	—	9,007
Costs associated with abnormal production and other	650	—	—	650
Gross (Deficit) Margin	$(11,955)	$2,802	$—	$(9,153)
Depreciation, depletion and amortization incurred(2)	$12,233	$1,675	$460	$14,368

(1) Average net realized sales price is a non-GAAP financial measure. See the non-GAAP reconciliations set forth later in this press release for additional information.
(2) Depreciation, depletion and amortization incurred for potash and Trio® excludes depreciation, depletion and amortization amounts absorbed in or (relieved from) inventory.

INTREPID POTASH, INC.
UNAUDITED NON-GAAP RECONCILIATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2017 AND 2016
(In thousands, except per share amounts)

To supplement the Company's condensed consolidated financial statements, which are prepared and presented in accordance with GAAP, the Company uses several non-GAAP financial measures to monitor and evaluate its performance. These non-GAAP financial measures include adjusted net loss, adjusted net loss per diluted share, adjusted EBITDA, and average net realized sales price per ton. These non-GAAP financial measures should not be considered in isolation, or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. In addition, because the presentation of these non-GAAP financial measures varies among companies, the Company's non-GAAP financial measures may not be comparable to similarly titled measures used by other companies.

The Company believes these non-GAAP financial measures provide useful information to investors for analysis of its business. The Company uses these non-GAAP financial measures as one of its tools in comparing performance period over period on a consistent basis and when planning, forecasting, and analyzing future periods. The Company believes these non-GAAP financial measures are widely used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the potash mining industry. Many investors use the published research reports of these professional research analysts and others in making investment decisions.

Below is additional information about the Company's non-GAAP financial measures, including reconciliations of the Company's non-GAAP financial measures to the most directly comparable GAAP measures:

Adjusted Net Loss and Adjusted Net Loss Per Diluted Share

Adjusted net loss and adjusted net loss per diluted share are calculated as net loss or loss per diluted share adjusted for certain items that impact the comparability of results from period to period, as set forth in the reconciliation below. The Company considers these non-GAAP financial measures to be useful because they allow for period-to-period comparisons of the Company's operating results excluding items that the Company believes are not indicative of its fundamental ongoing operations.

Reconciliation of Net Loss to Adjusted Net Loss:

	Three Months Ended March 31,
	2017	2016
Net Loss	$(13,678)	$(18,427)
Adjustments
Costs associated with abnormal production(1)	—	650
Restructuring expense	—	400
Write-off of deferred financing fees(2)	518	668
Make-whole payment(3)	794	—
Calculated income tax effect(4)	—	—
Total adjustments	1,312	1,718
Adjusted Net Loss	$(12,366)	$(16,709)

Reconciliation of Net Loss per Share to Adjusted Net Loss per Share:

	Three Months Ended March 31,
	2017	2016
Net Loss Per Diluted Share	$(0.17)	$(0.24)
Adjustments
Costs associated with abnormal production(1)	—	0.01
Restructuring expense	—	0.01
Write-off of deferred financing fees(2)	0.01	0.01
Make-whole payment(3)	0.01	—
Calculated income tax effect(4)	—	—
Total adjustments	0.02	0.03
Adjusted Net Loss Per Diluted Share	$(0.15)	$(0.21)

(1) As a result of the temporary suspensions of production at Intrepid's East facilities, Intrepid determined that approximately $0.7 million of production costs for the three months ended March 31, 2016, would have been allocated to additional potash tons produced, assuming the facility had been operating at normal production rates. Accordingly, these costs were excluded from Intrepid's inventory values and instead directly expensed as period production costs. Intrepid compares actual production levels relative to what it estimated could have been produced if it had not incurred the temporary production suspensions and lower operating rates in order to determine the abnormal cost adjustment.

(2) During the first quarter of 2017, Intrepid made an early repayment of $46.0 million of principal on its senior notes. As a result of this action, Intrepid wrote off a portion of the financing fees that had previously been capitalized related to the senior notes. In the first quarter of 2016, Intrepid wrote off a portion of previously capitalized financing fees related to the Company's previous unsecured credit facility as a result of amendments to the facility.

(3) During the first quarter of 2017, Intrepid made an early repayment of principal on its senior notes. The payment totaled $46.8 million, of which, $0.8 million related to an additional make-whole payment.

(4) Intrepid had an effective tax rate of 0% for the three-month periods ended March 31, 2017, and 2016.

Adjusted EBITDA

Adjusted earnings before interest, taxes, depreciation, and amortization (or adjusted EBITDA) is calculated as net loss adjusted for certain items that impact the comparability of results from period to period, as set forth in the reconciliation below. The Company considers adjusted EBITDA to be useful because the measure reflects the Company's operating performance before the effects of certain non-cash items and other items that the Company believes are not indicative of its core operations. The Company uses adjusted EBITDA to assess operating performance.

Reconciliation of Net Loss to Adjusted EBITDA:

	Three Months Ended March 31,
	2017	2016
Net Loss	$(13,678)	$(18,427)
Costs associated with abnormal production(1)	—	650
Restructuring expense	—	400
Interest expense	4,421	2,229
Income tax expense	5	2
Depreciation, depletion, and accretion	9,323	14,368
Total adjustments	13,749	17,649
Adjusted EBITDA	$71	$(778)

(1) As a result of the temporary suspensions of production at Intrepid's East facilities, Intrepid determined that approximately $0.7 million of production costs for the three months ended March 31, 2016, would have been allocated to additional potash tons produced, assuming the facility had been operating at normal production rates. Accordingly, these costs were excluded from Intrepid's inventory values and instead directly expensed as period production costs. Intrepid compares actual production levels relative to what it estimated could have been produced if it had not incurred the temporary production suspensions and lower operating rates in order to determine the abnormal cost adjustment.

Average Net Realized Sales Price per Ton

Average net realized sales price per ton is calculated as sales, less freight costs, divided by the number of tons sold in the period. The Company considers average net realized sales price per ton to be useful because it shows average per-ton pricing without the effect of certain transportation and delivery costs. When the Company arranges transportation and delivery for a customer, it includes in revenue and in freight costs the costs associated with transportation and delivery. However, many of the Company's customers arrange for and pay their own transportation and delivery costs, in which case these costs are not included in the Company's revenue and freight costs. The Company uses average net realized sales price per ton as a key performance indicator to analyze sales and pricing trends.

Reconciliation of Sales to Average Net Realized Sales Price per Ton:

	Three Months Ended March 31,
	2017			2016
	Potash	Trio®	Total	Potash	Trio®	Total
Sales	$27,220	$21,112	$48,332	$53,695	$19,582	$73,277
Freight costs	2,959	5,762	8,721	6,551	3,781	10,332
Subtotal	$24,261	$15,350	$39,611	$47,144	$15,801	$62,945

Divided by:
Tons sold	101	76		218	50
Average net realized sales price per ton	$240	$202		$216	$316